UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 8, 2021

Lucid Group, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-39408	85-0891392
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)
7373 Gateway Blvd Newark, CA (Address of principal executive offices)	94560 (Zip Code)
Registrant’s telephone number, including area code: (510) 648-3553

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Title of each class	Trading Symbol	Name of each exchange on which registered
Class A Common Stock, $0.0001 par value per share	LCID	The Nasdaq Stock Market LLC

Warrants, each exercisable for one share of Class A Common Stock at an exercise price of $11.50 per share	LCIDW	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933(§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 3.01.	Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

Lucid Group, Inc. (the “Company”) currently has outstanding the following types of warrants: (i) warrants that were issued in the initial public offering of the Company’s predecessor, Churchill Capital Corp IV (the “Public Warrants”), (ii) warrants that were issued in a private placement (the “Private Placement Warrants”), and (iii) warrants that were issued to the sponsor of the Company’s predecessor pursuant to a promissory note with terms identical to the Private Placement Warrants (together with the Private Placement Warrants, the “Sponsor Warrants”). The Company’s warrants are listed on The Nasdaq Stock Market (“Nasdaq”) and currently trade under the symbol “LCIDW.”

As previously disclosed, on September 8, 2021, the Company provided notice to the holders of the Public Warrants that their warrants would be redeemed in accordance with the terms of such warrants on October 8, 2021 (the “Redemption”).

After the effectiveness of the Redemption on October 8, 2021, the remaining outstanding warrants of the Company consist of approximately 44.4 million Sponsor Warrants, exercisable for approximately 44.4 million shares of the Company’s Class A common stock, which are currently only held by one warrant holder.

The holder of the remaining Sponsor Warrants has the right to exercise its warrants for cash at a price of $11.50 per share or on a cashless basis at any time. If holders of the Sponsor Warrants subsequently transfer their warrants, other than to certain permitted transferees, those transferred warrants would be subject to redemption by the Company provided that the conditions for redemption are satisfied.

Given the limited number of warrant holders remaining after the Redemption, and the Company’s right to potentially redeem transferred warrants, the Company believes that trading activity in the warrants will be limited following the Redemption, which could negatively affect the liquidity of the warrants. Based on these considerations, combined with the costs associated with the continued listing of the warrants, the Company believes that continued listing of the warrants is not necessary. The Company has determined that it is in its best interests to voluntarily withdraw the listing of the remaining warrants from Nasdaq following the Redemption.

Accordingly, on October 8, 2021, the Company notified Nasdaq of its intent to withdraw the warrants from listing on Nasdaq. The Company intends to file a Form 25 with the Securities and Exchange Commission on October 18, 2021 relating to the warrants, with the delisting to be effective ten days thereafter.

The listing of the Company’s Class A common stock, which is traded on Nasdaq under the ticker symbol “LCID,” will not be affected by the delisting of the Company’s warrants.

Item 7.01.	Regulation FD Disclosure.

On October 8, 2021, the Company issued a press release announcing the Company’s intention to withdraw the warrants from listing on Nasdaq. A copy of the press release is attached hereto as Exhibit 99.1.

The information in this Item 7.01, including Exhibit 99.1, is furnished and shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to liabilities under that section, and shall not be deemed to be incorporated by reference into the filings of the Company under the Securities Act of 1933, as amended, or the Exchange Act, regardless of any general incorporation language in such filings. This Current Report will not be deemed an admission as to the materiality of any information of the information in this Item 7.01, including Exhibit 99.1.

Item 9.01.	Financial Statements and Exhibits.

(d)       Exhibits.

Exhibit Number	Description
99.1	Press Release dated October 8, 2021

104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this Current Report on Form 8-K to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: October 8, 2021

LUCID GROUP, INC.

By:	/s/ Sherry House
Name: Sherry House Title: Chief Financial Officer